Exhibit 12.1

                          ImClone Systems Incorporated
                       Ratio of Earnings to Fixed Charges
                                 (in thousands)


                                                                                                    Three
                                                                                                    Months
                                                              Year Ended                            Ended
                                   ----------------------------------------------------------     ---------
                                                                                                  March 31,
                                      1999         1998         1997         1996       1995         2000
                                   ---------    ---------    ---------    ---------   --------    ---------
Net loss.......................... $ (34,611)   $ (21,382)   $ (15,491)   $ (16,015)  $ (9,641)   $ (12,057)
Add:
   Fixed charges..................       766          624          734          991      1,217        1,436
Less:
   Capitalized Interest...........       204           --           --           --         --          154
                                   ---------    ---------    ---------    ---------   --------    ---------
Net loss as adjusted.............. $ (34,049)   $ (20,758)   $ (14,757)   $ (15,024)  $ (8,424)   $ (10,775)
                                   =========    =========    =========    =========   ========    =========
Fixed Charges:
   Interest (gross), including                                                                        1,375
      amortization of debt
      issuance costs.............. $     496    $     435    $     551    $     823   $  1,054    $   1,375
   Portion of rent representative
      of the interest factor......       270          189          183          168        163           61
                                   ---------    ---------    ---------    ---------   --------    ---------
Fixed charges..................... $     766    $     624    $     734    $     991   $  1,217    $   1,436
                                   ---------    ---------    ---------    ---------   --------    ---------
Deficiency of earnings available
   to cover fixed charges......... $ (34,815)   $ (21,382)   $ (15,491)   $ (16,015)  $ (9,641)   $ (12,211)
                                   =========    =========    =========    =========   ========    =========